A.G. Edwards Announces Its 'Gateway Initiative' To Transform The Firm's Securities-Processing Operations

ST. LOUIS, April 30, 2003 -- A.G. Edwards, Inc. (NYSE: AGE) announced extensive plans to transform its securities processing and information-technology platforms by automating more of the firm's securities-processing operations, streamlining its data capabilities and enhancing client service.

Known internally as the Gateway Initiative, A.G. Edwards' project, when fully implemented, is intended to lower costs and reduce risk while preparing the firm for straight-through processing (STP) and the possibility of mandated shorter trade-settlement times. A.G. Edwards has designated up to $183 million, including internal development costs, toward the Gateway Initiative. Total costs for this project through year-end fiscal 2003 were $26 million. The firm expects to complete the Gateway Initiative in mid-fiscal year 2006.

"We are excited about the Gateway Initiative and its long-term benefits for our clients and our firm," said Robert L. Bagby, chairman and chief executive officer. "By using an application service provider for our securities processing, we can move those expenses from a fixed-cost structure to a variable-cost structure, which will better align our securities-processing expenses with our revenues based on the level of client activity. This approach allows us to apply resources to capabilities that add value to the relationship between our financial consultants and clients."

Under the Gateway Initiative, A.G. Edwards will centralize its data to provide improved historical client and financial data, allowing its financial consultants to more easily analyze a client's information and quickly create customized reports tailored to a client's individual financial needs.

In addition, A.G. Edwards is working with BETA Systems to provide software and computer operations that support the securities-processing functions conducted at A.G. Edwards' headquarters. This arrangement will allow A.G. Edwards to update its back-office procedures and technology infrastructure to function in a more flexible, real-time manner to realize the efficiencies associated with STP. A.G. Edwards will continue to function as a self-clearing organization, meaning the firm will continue to handle the settlement of its clients' trades.

STP is an industry-wide effort to automate each step in the trade-settlement process. The current trade-settlement cycle consists of many manual processes from the initiation of a trade to its settlement. STP will automate processes and reduce the number of steps within some of these processes. These improvements are expected to shorten processing time, lower costs and reduce overall risks in processing trades. A.G. Edwards already has automated several steps in its trade-processing operations to prepare for STP.

ABOUT A.G. EDWARDS, INC.
A.G. Edwards, Inc. is a financial services holding company whose primary subsidiary is the national investment firm of A.G. Edwards & Sons, Inc. For more than 116 years, individuals and businesses have turned to A.G. Edwards & Sons to develop strong personal relationships with financial consultants dedicated to a client-first philosophy of providing financial solutions tailored to their clients' individual needs. A.G. Edwards and its affiliates encompass approximately 7,200 financial consultants in 709 offices nationwide and in London, England.

This material may contain forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to the Company and those to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, general economic conditions, government monetary and fiscal policy, the actions of competitors, regulatory changes and actions, changes in legislation, risk management, legal claims, technology changes, compensation changes, the effect, cost or timing of technology projects, the effect or success of outsourced operations, and implementation and effects of expense-reduction strategies. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this release. The Company does not undertake any obligation to publicly update any forward-looking statements.